KPMG LLP
345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated November 22, 2024, with respect to the financial statements of BNY Mellon Small Cap Value Fund and BNY Mellon International Equity Fund, each a series of the BNY Mellon Investment Funds I, as of September 30, 2024, incorporated herein by reference and to the references to our firm under the headings "Agreement and Plan of Reorganization", "Fund Details" and "Financial Statements and Experts" in the Prospectus/Proxy Statement.

KPMG LLP

New York, New York
August 29, 2025